Exhibit 8.2

[Letterhead of Sullivan & Cromwell LLP]

January       , 2004

John Hancock Financial Services, Inc.,
     200 Clarendon Street,
          Boston, MA 02117.

Ladies and Gentlemen:

               We have acted as counsel to John Hancock Financial Services, Inc., a corporation organized under the laws of Delaware (“John Hancock”), in connection with the planned acquisition of all of the outstanding shares of John Hancock by Manulife Financial Corporation, a corporation organized under the laws of Canada (“Manulife”), in exchange for Manulife common shares by means of a merger (the “Merger”) of Jupiter Merger Corporation, a corporation organized under the laws of Delaware and a direct wholly-owned subsidiary of Manulife (“Merger Co.”), with and into John Hancock, with John Hancock surviving, pursuant to the Agreement and Plan of Merger (the “Agreement”), dated as of September 28, 2003, among Manulife, John Hancock and Merger Co. Capitalized terms used but not defined herein shall have the meanings specified in (i) the registration statement filed with the Securities and Exchange Commission on Form F-4, as amended, with respect to the Merger (the “Registration Statement”)

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or (ii) the appendices thereto (including the Agreement), as the case may be.

               We have assumed with your consent that (i) the Merger will be effected in accordance with the Agreement and (ii) the representations contained in the letters of representation from John Hancock and Manulife to us and to Simpson Thacher Bartlett LLP, counsel to Manulife, dated January    , 2004 were true and correct when made and will be true and correct at the Effective Time without regard to any qualification based on knowledge, belief or intention.

               On the basis of the foregoing, and our consideration of such other matters of fact and law as we have deemed necessary or appropriate, it is our opinion, under presently applicable federal income tax law, that:

(i)	the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and each of Manulife, Merger Co. and John Hancock will be a party to that reorganization within the meaning of Section 368(b) of the Code;

(ii)	no gain or loss will be recognized by a holder of John Hancock common stock as a result of the Merger, except to the extent of any cash received in lieu of a fractional share of Manulife, and provided that, in the case of any 5% transferee shareholder, the 5% transferee

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shareholder enters into a “gain recognition agreement” in accordance with applicable Treasury regulations;

(iii)	the tax basis to a John Hancock stockholder of the Manulife common shares issued upon conversion of John Hancock common stock pursuant to the Merger (including any fractional share interest deemed converted into cash) will equal that stockholder’s tax basis in the John Hancock common stock surrendered in the conversion; and

(iv)	the holding period of a John Hancock stockholder for the Manulife common shares received in the Merger will include the holding period for the John Hancock common stock surrendered in the conversion into Manulife common shares in the Merger.

               We express no opinion as to the effect of the Merger on any John Hancock stockholder that is required to recognize unrealized gains and losses for federal income tax purposes at the end of each taxable year under a mark-to-market system.

               The federal income tax consequences described herein may not apply to certain classes of taxpayers, including, without limitation, John Hancock stockholders who received their John Hancock common stock upon the exercise of employee stock options or otherwise as compensation, that hold their John Hancock common stock as part of a hedging, integration, conversion or constructive

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sale transaction or a straddle for federal income tax purposes, or that are foreign persons, insurance companies, financial institutions or securities dealers.

               We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to this opinion in the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,